Exhibit 5.1

June 25, 2010

To: Board of Directors, Energy Edge Technologies Corporation

Re: Form S-1 (the "Registration Statement")

Gentlemen:

We have acted as your counsel in connection with the registration of 42,825,000 issued and outstanding shares of common stock of Energy Edge Technologies Corporation (“Energy Edge”) held by certain selling stockholders, $0.10 par value (the "Company Shares"), and an additional 10,000,000 shares to be registered as part of the Offering of Energy Edge, $0.10 par value (the “Offering Shares”), in each case on the terms and conditions set forth in the Registration Statement (collectively, the “Shares”).

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. Energy Edge is a corporation duly organized and validly existing under the laws of the State of New Jersey.

2. The Shares covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement have been duly authorized and, upon the sale thereof in accordance with the terms and conditions of the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Proceedings" and the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Vincent & Rees, L.C.
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Vincent & Rees, L.C.